Exhibit 99.1
NOG Announces Addition to the Board of Directors

MINNEAPOLIS--(BUSINESS WIRE)--July 27, 2022 - Northern Oil and Gas, Inc. (NYSE: NOG) (the “Company” or “NOG”) today announced an addition to its Board of Directors.
NEW BOARD MEMBER
William Kimble has been appointed to serve as an independent director on NOG’s Board of Directors. From 2009 until his retirement in 2015, Mr. Kimble served as the Office Managing Partner for the Atlanta office and Managing Partner - Southeastern United States at KPMG, one of the largest audit, tax and advisory services firms in the world. Mr. Kimble was also responsible for moderating KPMG’s Audit Committee Institute and Audit Committee Chair Sessions. Until his retirement, Mr. Kimble had been with KPMG or its predecessor firm since 1986. During his tenure with KPMG, Mr. Kimble also held numerous senior leadership positions, including Global Chairman of Industrial Markets. Mr. Kimble served as KPMG’s Energy Sector Leader for ten years and was the executive director of KPMG’s Global Energy Institute. Mr. Kimble currently serves on the board of directors of both Liberty Energy Inc. and DCP Midstream GP, LLC.

ABOUT NORTHERN OIL AND GAS
NOG is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about NOG can be found at www.northernoil.com.
Investor Relations
(952) 476-9800
ir@northernoil.com
Source: Northern Oil and Gas, Inc.